ROYALTY & LICENSE AGREEMENT

THIS AGREEMENT (the "Agreement"), effective on the date hereinafter set forth, by and between Farm Bureau Mutual Holding Company, its affiliated property casualty insurance companies of which it has voting control, directly or indirectly, including Farm Bureau Property & Casualty Insurance Company and Western Agricultural Insurance Company, and Farm Bureau Life Insurance Company (hereinafter collectively "Insurance Companies") on the one part, and the __________ Farm Bureau Federation (hereinafter "Farm Bureau") on the other part.

WITNESSETH:

WHEREAS, Farm Bureau has the exclusive right to the use and benefit of the designations "Farm Bureau," "FB," and the National "FB" Logo (hereinafter referred to as the "Marks") within the State of __________ (the "Territory") pursuant to Section 3 of the Membership Agreement (the Membership Agreement) between the Farm Bureau and the American Farm Bureau Federation ("AFBF"); and

WHEREAS, an essential purpose of the Farm Bureau is to raise the quality of life of the people of rural_______________; and

WHEREAS, the Insurance Companies wish to obtain a license from Farm Bureau to use the Marks in the Territory in connection with the sale of the Insurance Companies' products (the "Products") to Farm Bureau's members; and

WHEREAS, the Insurance Companies elevate the quality of life of rural residents who are Farm Bureau members within the state of Iowa by making the Products available to them.

NOW, THEREFORE, the parties hereto, in consideration of their mutual obligations, agree as follows:

1. Farm Bureau hereby grants to Insurance Companies an exclusive license to use the Marks only in the Territory and only in connection with the Products, subject to revocation by the AFBF Board of Directors, in consideration of the royalty payable to the Farm Bureau according to the formula in Paragraph 9 herein.

2. (a) In order to protect the Marks, with respect to monitoring and control by the Farm Bureau of the nature and quality of the Products provided by Insurance Companies under the Marks and the mode and manner of the usage of the Marks by Insurance Companies, said Products and usage shall meet the standards hereinafter set forth:

(1) The Products to be provided by Insurance Companies under or in connection with the Marks shall strictly comply with all applicable federal and state laws and regulations and the rules or regulations of any self-regulatory bodies governing such products. If Farm Bureau believes that the Products provided by Insurance Companies under or in connection with the Marks do not comply with such laws, rules and regulations, Farm Bureau shall furnish Insurance Companies with written notice specifying in what respects such Products fail to comply and allow Insurance Companies ninety (90) days in which to cure any such problem.

(2) Farm Bureau, at its sole discretion may exercise a right of prior written approval as to whether the manner in which Insurance Companies use or display the Marks is consistent with the quality standards set forth in this paragraph 2. Farm Bureau acknowledges that it has approved the manner in which Insurance Companies use or display the Marks as of the date of this Agreement, and that it hereby approves future uses or displays that are consistent with and maintain the quality of such current usage. Insurance Companies acknowledge that Farm Bureau may implement further reasonable quality control standards from time to time during the term of this Agreement.

(3) Insurance Companies shall adhere to the following:
(a) The notice "®" shall always appear in conjunction with the Marks.
(b) The designation FARM BUREAU shall always be either capitalized or set forth in initial capitals, and the letters "FB" shall always be capitalized.
(c) Upon request during the term of this Agreement, Insurance Companies shall provide to Farm Bureau a reasonable number of representative samples of materials, documents, forms and the like which are publicly disseminated and on which the Marks are used or displayed.

(4) Insurance Companies agree to abide by the policies and resolutions of the AFBF Board of Directors relating to the use of the Marks, including adherence to the provisions of the Farm Bureau Marks Use Manual, as amended from time to time.

(b) Farm Bureau represents and warrants to Insurance Companies, and Insurance Companies acknowledge, that AFBF is the owner of all right, title and interest in and to the Marks, and the United States Collective Membership Marks and Service Mark Registrations therefore, including Reg. Nos. 1,612,451; 1,469,990; 1,604,920; and 1,874,169; and AFBF has granted Farm Bureau the license to use the Marks in the state of ___________ pursuant to the AFBF Membership Agreement between AFBF and Farm Bureau.

(c) Insurance Companies shall not challenge, or assist any other party in challenging the validity of, or Farm Bureau's and/or AFBF's rights in, to or under, the Marks or AFBF's ownership of the Marks within the state of __________ or elsewhere.

(d) Insurance Companies shall not seek to register at either the federal or state level the Marks or any mark that Farm Bureau reasonably believes to be confusingly similar to the Marks.

(e) AFBF shall have the sole right, but no obligation, to bring and/or defend against infringement, unfair competition, or other claims or proceedings involving the Marks. When requested by AFBF and/or Farm Bureau, Insurance Companies shall cooperate with AFBF and Farm Bureau in efforts to stop an infringement of or otherwise protect the Marks or in efforts to defend against claims of infringement.

(f) Without Farm Bureau's and AFBF's prior written consent, Insurance Companies may not assign or otherwise transfer in any manner whatsoever this Agreement or the license granted hereunder and may not grant any sublicenses or otherwise encumber the title of AFBF in the Marks, or Farm Bureau's exclusive right to use the Marks in the Territory.

(g) Insurance Companies shall only use such insurance agents or agencies for the distribution of the Products in connection with the Marks as approved by the Farm Bureau.

3. The parties agree to indemnify each other as follows:

(a) Insurance Companies shall defend, indemnify and hold Farm Bureau harmless from any loss, liability, damage or expense, including reasonable attorney fees, arising in connection with or resulting from any breach of warranty, misrepresentation or nonfulfilment of any requirement of Insurance Companies under this Agreement, unless waived in writing by Farm Bureau.

(b) Farm Bureau shall defend, indemnify and hold Insurance Companies harmless from any loss, liability, damage or expense, including reasonable attorney fees, arising in connection with or resulting from any breach of warranty, misrepresentation or nonfulfilment of any requirement of Farm Bureau under this Agreement, unless waived in writing by Insurance Companies.

4. The royalty payments to be received by Farm Bureau are not compensation to Farm Bureau for services performed for Insurance Companies.

5. Farm Bureau will not provide any products or services to Insurance Companies as a condition to its receipt of, nor in exchange for, the royalty payments received pursuant to this Agreement, other than those duties necessary to allow Insurance Companies to use its name, logo and related intangible benefits.

6. Insurance Companies pledge to make the Products (including subsequent revisions thereof) available to Farm Bureau members and rural residents of ___________________.

7. This Agreement shall supersede all other Royalty agreements now in effect, if any, between the parties hereto as of the effective hereinafter provided. This Agreement shall be binding upon the parties hereto and their successors and assigns.

8. This Agreement shall take effect on the 1st day of January, 2010, and continue in full force and effect until December 31, 2033, and shall continue in full force from calendar year to calendar year thereafter, except that, after December 31, 2033, any party hereto may cancel this Agreement by providing all parties hereto notice no less than one hundred eighty (180) days prior to the end of the calendar year the party wishes to terminate this Agreement, after which notice this Agreement shall thereafter terminate effective December 31st of the year such notice was properly provided. This Agreement may also be terminated by either party at any time if the other party is in material breach of its obligations hereunder.

9. ROYALTY CALCULATION. In exchange for the granting of the foregoing by Farm Bureau, Insurance Companies shall provide a royalty to Farm Bureau calculated as follows:

(a) Life Royalties. Royalties on products sold by Farm Bureau Life ("FBL") shall be the greater of either subparagraph (i) or (ii) as follows:

(i) Three percent (3.0%) of all first-year life, long term care and disability insurance premiums, and three-tenths of one percent (0.3%) of all first-year annuity premiums and Universal Life and Variable Universal Life premiums in excess of the minimum initial premium, received and retained by FBL, or by unaffiliated companies with which FBL has a marketing agreement for products of theirs sold by FBL's agency force, within the calendar year on issued and paid for business sold within the State of ___________________; or

(ii) Six-tenths of one percent (0.6%) of all life, long term care and disability insurance premiums, and six one-hundredths of one percent (0.06%) of all annuity premiums and Universal Life and Variable Universal Life premiums in excess of the minimum initial premium, received and retained by FBL or by unaffiliated companies with which FBL has a marketing agreement for products of theirs sold by FBL's agency force, within the calendar year on issued and paid for business sold within the State of __________________ .

(b) P/C Royalties. Royalties on insurance products sold and underwritten by any property casualty insurance company which the majority of voting stock is owned, directly or indirectly, by Farm Bureau Mutual Holding Company ("FBMHC"), shall be calculated as follows:

(i) One percent (1.0%) of the annual direct written premium of all property, automobile, personal lines, farm and ranch, commercial, crop-hail, farmer paid portion of multi-peril crop insurance (MPCI), and related products sold through Farm Bureau captive and/or affiliated agents in the State of ______________; plus

(ii) An amount equal to One percent (1.0%) of the annual direct written premium from products listed in subparagraph 9(b)(i) above, sold:

(a) in a state where FBMHC is not authorized to use the Marks in connection with the sale of insurance products; and/or

(b) through agents other than Farm Bureau captive or affiliated agents; multiplied by

(c) Farm Bureau's percentage of direct written premium of the total direct written premium in all states where FBMHC is authorized to use the Marks in the sale of insurance products, excluding direct written premium in those states on policies sold through agents other than Farm Bureau captive or affiliated agents. By way of illustration, the calculation of the royalty to be paid pursuant to this subparagraph (ii) would be as follows:

1% of premium on policies sold through non-Farm Bureau agents or in states where FBHMC is not authorized to use the Marks	X	Percentage that State Farm Bureau's premium represents compared to total premium sold through Farm Bureau agents in all states where FBMHC is authorized to use the Marks

The Farm Bureau percentage applied pursuant to this subparagraph shall be as calculated for the calendar year preceding the year in which it is to be applied.

(c) The Insurance Companies shall pay one-twelfth (1/12) of the estimated annual royalty required pursuant to this paragraph each month, and shall pay (or withhold) any additional amounts as soon after the end of the calendar year as the actual royalty for the year can be calculated.

10. Membership. In addition to the royalty payment required herein, and in exchange for the right to use the Marks as heretofore provided, Farm Bureau Mutual Holding Company shall require that all insurance policies sold in the state of _____________ and underwritten by companies in which it owns, directly or indirectly, the majority of voting stock, shall require, as a condition of becoming an insured, that each such policyholder be a member of a County and/or State Farm Bureau organization in the state of ____________________, unless such a requirement is prohibited by state or federal statute or regulation, or this requirement is waived by Farm Bureau.

IN WITNESS WHEREOF, the parties hereto have set their hands to duplicates thereof on the designated places.

[Signatures on following page]

FARM BUREAU MUTUAL HOLDING COMPANY,
FARM BUREAU PROPERTY & CASUALTY
INSURANCE COMPANY and WESTERN
AGRICULTURAL INSURANCE COMPANY

By:

Title:

FARM BUREAU LIFE INSURANCE COMPANY

By:

Title:

______________ FARM BUREAU FEDERATION

By:
Authorized Representative of ____________ Farm Bureau Federation

Title: